UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2011

FEDERAL HOME LOAN BANK OF CHICAGO
(Exact name of registrant as specified in its charter)

Federally chartered corporation	000-51401	36-6001019
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois		60601
		(Zip Code)
(Address of principal executive offices)

Registrant's telephone number, including area code:
(312) 565-5700

Former name or former address, if changed since last report:
Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 3, 2011, incumbent director Russell C. Weyers was declared director-elect to serve as a member director of the Board of Directors (the “Board”) of the Federal Home Loan Bank of Chicago (the “Bank”). Mr. Weyers' four year term will begin on January 1, 2012. This directorship is being filled without an election because the number of nominees for member director for the state of Wisconsin is equal to the number of open directorships, which is one.

Mr. Weyers was declared director-elect to the Board in accordance with the rules governing the election of Federal Home Loan Bank member directors specified in the Federal Home Loan Bank Act (“Bank Act”) and the related regulations of the Federal Housing Finance Agency (“FHFA”). For more information on these rules, see “2010 Director Election” on page 83 in the Bank's 2010 Form 10-K.

Mr. Weyers serves as President of Johnson Bank in Racine, Wisconsin. At the time of this filing, Mr. Weyers serves as Chairman of the Personnel & Compensation Committee, Vice Chairman of the Operations & Technology Committee and as a member of the Executive & Governance Committee. The Board committees on which Director Weyers will be named to serve for 2012 have not yet been determined as of the date of this filing.
The Bank expects to compensate Director Weyers in accordance with the Bank's Director Compensation Policy for 2012, which has not yet been adopted. For information on the Bank's Director's Compensation Policy for 2011, see “Director Compensation” on page 103 in the Bank's 2010 Form 10-K.

Pursuant to the Bank Act and FHFA regulations, the Bank's member directors are required to be an officer or director of a member of the Bank. The Bank is a cooperative, and most of the Bank's business is conducted with its members. In the normal course of business, the Bank extends credit to members whose officers or directors may serve as directors of the Bank on market terms that are no more favorable to them than the terms of comparable transactions with other members. For further discussion, see “Related Persons and Related Transactions” on page 107 of the Bank's 2010 Form 10-K.

Signature(s)

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Chicago

Date: October 3, 2011	By: /s/ Peter E. Gutzmer
Peter E. Gutzmer Executive Vice President, General Counsel and Corporate Secretary